Exhibit 99.1

Pomeroy IT Solutions, Inc.	Contact:
1020 Petersburg Road	Craig J. Propst, CFO
Hebron, KY 41048	and Treasurer
859-586-0600	859-586-0600 x 1838
www.pomeroy.com	cpropst@pomeroy.com

Pomeroy IT Solutions, Inc. Reports Fourth Quarter and Full Year 2008 Results

4Q08 Financial Highlights

•	Q4 2008 revenues of $120.5 million, down 26% year-over-year (YOY)

•	Q4 2008 gross profit of $16.2 million, up 48% YOY

•	Q4 2008 gross profit margin was 13.5% compared to 6.8% in Q4 2007

•	Q4 2008 cash flow from operations was $23.3 million compared to $1.3 million in Q4 2007

•	Q4 2008 cash and investments of $31.9 million compared to $14.4 million in Q4 2007

Full year 2008 Financial Highlights

•	2008 revenues of $565.8 million, down 4% from 2007

•	2008 gross profit of $69.8 million, up 19% over 2007

•	2008 gross profit margin was 12.3% compared to 10.0% in 2007

•	2008 net loss of $13.2 million compared to net loss of $112.2 million in 2007

•	2008 cash flow from operations of $44.3 million compared to -($5.1) million in 2007

Hebron, KY – March 17, 2009 – Pomeroy IT Solutions, Inc. (NASDAQ:PMRY) an information technology ("IT") solutions provider with a comprehensive portfolio of hardware, software, technical staffing services, as well as infrastructure and lifecycle services, today reported revenues  of $120.5 million for the fourth quarter of fiscal 2008, compared to $162.3 million for the fourth quarter of fiscal 2007. The Company reported fiscal 2008 revenues of $565.8 million compared to fiscal 2007 revenues of $586.9 million.  The reported fiscal 2008 net loss of $(13.2) million, or $(1.13) per share compares to a fiscal 2007 net loss of $(112.2) million, or $(9.10) per share.

Chris Froman, President and CEO of Pomeroy IT Solutions, said “I am very pleased with our performance in the fourth quarter given the current economic climate.  Pomeroy achieved its third consecutive quarter of operational profitability before the effect of non-recurring expenses.  All three of Pomeroy’s business lines increased their gross margin percentages in 4Q08 versus 3Q08 and also compared to 4Q07.  Cash flow from operations in the fourth quarter was exceptional at $23.3 million.  Our balance sheet is strong with $31.9 million in cash and investments, and Pomeroy has no debt other than our floor plan financing.   We are well positioned to take advantage of any opportunities that may materialize in 2009.”

CONSOLIDATED FINANCIAL RESULTS

Fourth Quarter Financial Results

Fourth Quarter 2008 versus Fourth Quarter 2007

Total Net Revenues: Total net revenues decreased $41.8 million or 25.8% in the fourth quarter of fiscal 2008, compared to the fourth quarter of fiscal 2007. For the fourth quarters of fiscal 2008 and fiscal 2007, the net revenues were $120.5 million and $162.3 million, respectively.

Product revenues were $78.4 million in the fourth quarter of fiscal 2008, a decrease of $27.9 million or 26.2% from the fourth quarter of fiscal 2007. This decrease was primarily due to continued delays in product purchases and deployments in several financial services and manufacturing industry accounts as a result of the challenging economic environment.

Service revenues were $42.0 million in the fourth quarter of fiscal 2008, a decrease of $13.9 million or 24.9% from the fourth quarter of fiscal 2007. The Company groups services sales into Technical Staffing and Infrastructure services. Technical Staffing Services support clients’ project requirements, ensures regulatory and customer compliance requirements and fulfills interim and permanent staffing requirements of the staffing projects.  Infrastructure Services help clients optimize the various elements of distributed computing environments.  Encompassing the complete IT lifecycle, these services include desktop and mobile computing, server and network environments.

	(in millions)
	For the Fourth Quarter
Service Revenue	Fiscal 2008	Fiscal 2007
Technical Staffing	$13.8	$27.8
Infrastructure Services	28.2	28.1
Total Service Revenue	$42.0	$55.9

Technical Staffing revenue decreased $14.0 million in the fourth quarter of fiscal 2008. This decrease is due to the Company’s decision not to renew a technical services contract with a major customer in June 2008 because the terms required would have been unprofitable for the Company.  Given the transfer of this business to other providers, we expect a decline of approximately $80 million in technical staffing revenue in fiscal 2009. Technical Staffing revenue accounted for approximately 32.9% of total service revenues in the fourth quarter of fiscal 2008, compared to 49.8% in the fourth quarter of fiscal 2007.

Infrastructure Service revenues increased slightly to $28.2 million in the fourth quarter of fiscal 2008 from $28.1 million in the fourth quarter of fiscal 2007. Infrastructure Service revenues accounted for approximately 67.1% of total service revenues in the fourth quarter of fiscal 2008, compared to 50.2% in the fourth quarter of fiscal 2007.

Gross Profit:  Gross profit was $16.2 million in the fourth quarter of fiscal 2008, compared to $11.0 million in the fourth quarter of fiscal 2007. Gross profit margin, as a percentage of revenue, was 13.5% in the fourth quarter of fiscal 2008, compared to 6.8% in the fourth quarter of fiscal 2007.

Product gross profit was $8.2 million in the fourth quarter of fiscal 2008, compared to $8.0 million in the fourth quarter of fiscal 2007. Product gross profit margin as a percentage of product revenues increased to 10.4% in the fourth quarter of fiscal 2008, compared to 7.5% in the fourth quarter of fiscal 2007. This increase is due primarily to increased rebates from improved tracking of OEM partner promotional initiatives and from targeting more profitable growth segments such as networking, server, storage and peripherals.

Service gross profit was $8.0 million in the fourth quarter of fiscal 2008, compared to $3.0 million in the fourth quarter of fiscal 2007.  Service gross profit margins increased to 19.2% in the fourth quarter of fiscal 2008, compared to 5.5% in the fourth quarter of fiscal 2007.

	(in millions)
	For the Fourth Quarter
Service Gross Profit	Fiscal 2008	Fiscal 2007
Technical Staffing	$2.0	$2.3
Infrastructure Services	6.0	0.7
Total Service Gross Profit	$8.0	$3.0

Gross profit from Technical Staffing Services was $2.0 million in the fourth quarter of fiscal 2008, compared to $2.3 million in the fourth quarter of fiscal 2007.  Gross profit margin increased to 14.8% in the fourth quarter of fiscal 2008 from 8.3% in the fourth quarter of fiscal 2007.  This increase in gross margin is primarily due to greater use of higher-margin employees on staffing projects and less use of subcontractor resources.  Given the non-renewal of the technical services contract with a major customer in June 2008, we expect a decline in technical staffing gross profit of approximately $6.2 million in fiscal 2009.

Gross profit from Infrastructure Services was $6.0 million in the fourth quarter of fiscal 2008 compared to $0.7 million in the fourth quarter of fiscal 2007 due to the increase in revenue related to new service engagements started at the beginning of 2008.  Gross profit margin increased to 21.4% in the fourth quarter of fiscal 2008 from 2.6% in the fourth quarter of fiscal 2007.  This increase in gross profit margin is primarily the result of increased utilization and productivity of infrastructure services technical resources along with $2.0 million of charges taken in the fourth quarter of fiscal 2007 for loss contracts.

Operating Expenses:  Total operating expenses were $26.1 million in the fourth quarter of fiscal 2008, compared to $20.0 million in the fourth quarter of fiscal 2007, an increase of $6.1 million. The increase is primarily the result of the following.

•
During the fourth quarter of fiscal 2008, the Company recorded an accrued loss of $6.3 million on an operating lease for an aircraft because the Company determined the business use of this aircraft would be discontinued.

•
During fiscal 2007, the Company initiated a project to replace its enterprise reporting system. During fiscal 2008, this project to replace the enterprise reporting system was suspended indefinitely due to general market and economic conditions, resulting in a charge of $2.5 million in the fourth quarter for costs associated with the project

•	In the fourth quarter of fiscal 2008, the Company recorded expenses for payroll tax liabilities totaling $1.7 million.
•	During the fourth quarter of fiscal 2008, Pomeroy recorded an intangible asset impairment charge of $0.7 million.

The increases in operating expenses in the fourth quarter of fiscal 2008 as set forth above are offset by expenses in the fourth quarter of fiscal 2007 associated with severance, non-recoverable transition costs on loss contracts and resolution of outstanding lawsuits totaling $2.6 million.

Income (Loss) from Operations:  Loss from operations increased $0.8 million, to a loss of $9.8 million in the fourth quarter of fiscal 2008 from a loss of $9.0 million in the fourth quarter of fiscal 2007. The increase in loss from operations is the result of the increase in operating expenses as described above.

Other income (expense): Net other expense was $0.3 million in the fourth quarter of fiscal 2008 compared to $0.1 million in the fourth quarter of fiscal 2007. This increase in net other expense is primarily the result of a $0.2 million decrease in interest income due to reduced interest earned on cash balances in the fourth quarter of fiscal 2008,  and fourth quarter fiscal 2008 foreign currency exchange losses of $0.2 million with no such losses in the fourth quarter of fiscal 2007. The foreign currency exchange losses resulted from fluctuations of the Canadian dollar compared to the U.S. dollar arising between the incurrence of expense and payment of liability for foreign-denominated payables by the Company’s Canadian subsidiary.

Income Taxes:  Income tax expense was $2.1 million in the fourth quarter of fiscal 2008, compared to $12.4 million in the fourth quarter of fiscal 2007.  This fluctuation was principally related to $6.4 million and $15.0 million increases in the non-cash tax valuation reserves in the fourth quarter of fiscal 2008 and fiscal 2007, respectively, due to the uncertainty of future utilization of the deferred tax assets.

Net Income (Loss):  Net loss was $12.3 million in the fourth quarter of fiscal 2008, compared to $21.4 million in the fourth quarter of fiscal 2007.  The decrease in net loss is a result of the factors described above.

Other Fourth Quarter Financial Information
o Working Capital	$64.2	million
o Cash Flow Generated by Operating Activities	$23.3	million
o Cash, Cash Equivalents and CD’s	$31.9	million
o Capital Expenditures	$0.1	million
o Outstanding Floor Plan Financing	$11.7	million
o Book Value per Share	$7.69

Full Year 2008 versus Full Year 2007

Total Net Revenues: Total net revenues decreased $21.1 million or 3.6% in fiscal 2008, compared to fiscal 2007. For fiscal 2008 and fiscal 2007, the net revenues were $565.8 million and $586.9 million, respectively.

Product revenues were $340.0 million in fiscal 2008, a decrease of $46.6 million or 12.1% from fiscal 2007. This decrease was primarily due to continued delays in product purchases and deployments in several financial services and manufacturing industry accounts as a result of the challenging economic environment.

Service revenues were $225.8 million in fiscal 2008, an increase of $25.5 million or 12.7% from fiscal 2007. The Company groups services sales into Technical Staffing and Infrastructure services. Technical Staffing Services support clients’ project requirements, ensures regulatory and customer compliance requirements and fulfills interim and permanent staffing requirements of the staffing projects.  Infrastructure Services help clients optimize the various elements of distributed computing environments.  Encompassing the complete IT lifecycle, these services include desktop and mobile computing, server and network environments.
	(in millions)
Service Revenue	Fiscal 2008	Fiscal 2007
Technical Staffing	$106.2	$87.2
Infrastructure Services	119.6	113.1
Total Service Revenue	$225.8	$200.3

Technical Staffing revenue increased $19.0 million in fiscal 2008. This increase is due to a shift in the mix of business from vendor managed services in which our revenue is fee-based to more gross revenue for services provided by a combination of employees and subcontractors. As previously disclosed, we elected not to renew a technical services contract with a major customer in June 2008 because the proposed terms would have been unprofitable for the Company. As a result of the loss of this business, we expect a decline of approximately $80 million in technical staffing revenue in fiscal 2009. Technical Staffing revenue accounted for approximately 47.0% of total service revenues, compared to 43.5% in fiscal 2007.

Infrastructure Service revenues increased $6.5 million in fiscal 2008, primarily due to new long-term service engagements started at the beginning of 2008 offset by a decline in short-term project engagements.  Infrastructure Service revenues accounted for approximately 53.0% of total service revenues in fiscal 2008, compared to 56.5% in fiscal 2007.

Gross Profit:  Gross profit was $69.8 million in fiscal 2008, compared to $58.6 million in fiscal 2007. Gross profit margin, as a percentage of revenue, was 12.3% in fiscal 2008, compared to 10.0% in fiscal 2007.

Product gross profit was $34.6 million in fiscal 2008, compared to $34.2 million in fiscal 2007. Product gross profit margin as a percentage of product revenues increased to 10.2% in fiscal 2008, compared to 8.9% in fiscal 2007. This increase is due primarily to the improvements as a result of increased rebates from improved tracking of OEM partner promotional initiatives and targeting more profitable growth segments such as networking, server, storage and peripherals.

Service gross profit was $35.2 million in fiscal 2008, compared to $24.4 million in fiscal 2007.  Service gross profit margins were 15.6% in fiscal 2008, compared to 12.2% in fiscal 2007.

	(in millions)
Service Gross Profit	Fiscal 2008	Fiscal 2007
Technical Staffing	$11.7	$11.9
Infrastructure Services	23.5	12.5
Total Service Gross Profit	$35.2	$24.4

Gross profit from Technical Staffing Services was $11.7 million for fiscal 2008, compared to $11.9 million for fiscal 2007.  Gross profit margin decreased to 11.1% in fiscal 2008 from 13.7% in fiscal 2007.  This decrease in gross margin is primarily the result of a shift in the mix of business from vendor managed services in which our revenue is fee-based to more gross revenue for services provided by a combination of employees and subcontractors. Given the non-renewal of the technical services contract with a major customer in June 2008, we expect a decline in technical staffing gross margin of approximately $6.2 million in fiscal 2009.

Gross profit from Infrastructure Services was $23.5 million for fiscal 2008 compared to $12.5 million for fiscal 2007 due to the increase in revenue related to new service engagements started at the beginning of 2008.  Gross profit margin increased to 19.6% in fiscal 2008 from 11.0% in fiscal 2007.  This increase in gross profit margin is primarily the result of increased utilization and productivity of infrastructure services technical resources offset by unprofitable customer contracts during the first quarter of 2008 that were exited during the second quarter of 2008.

Operating Expenses:  Total operating expenses were $79.8 million in fiscal 2008, compared to $169.3 million in fiscal 2007, a decrease of $89.5 million. The decrease is primarily the result of the following.

•	In fiscal 2007, the Company recorded a goodwill impairment charge of $98.3 million.
•
In fiscal 2007, the Company recorded $3.5 million for bad debt expense compared to $1.1 million in fiscal 2008.  The bad debt allowance reflects the Company’s history of charge-offs and the current composition of its accounts receivable portfolio.

•
In fiscal 2007, the Company recorded a charge of $2.1 million to write-off certain software and to reflect a change in the remaining useful life of other existing software due to the initiation of a project to replace its enterprise reporting system.

•
In fiscal 2007, the Company recorded charges of $0.3 for non-recoverable transition costs on loss contracts, and $3.0 million for the resolution of certain outstanding lawsuits and payments of earn-out compensation.

•	In fiscal 2007, the Company recorded costs of $1.2 million primarily related to a contested Proxy solicitation.

The decreases from fiscal 2007 operating expenses as set forth above were offset by an increase in operating expenses in fiscal 2008 of the following:

•	In fiscal 2008, the Company recorded an accrued loss of $6.3 million on an operating lease for an aircraft because the Company determined the business use of this aircraft would be discontinued.
•
In fiscal 2008, the Company recorded a charge of $2.5 million related to the purchase of an ERP software system in October 2007.  The Company began designing the ERP software system in fiscal 2007, but temporarily suspended design and development activities during the quarter ended July 5, 2008.  The project was ultimately suspended indefinitely due to the challenging economic environment as it was expected this project would require approximately $5.5 million of additional expenditures to complete.

•	In fiscal 2008, the Company recorded an accrual of $1.7 million related to payroll tax liability matters.
•	In fiscal 2008, the Company recorded severance charges of $1.7 million compared to $0.4 million in fiscal 2007.
•	In fiscal 2008, the Company recorded an intangible asset impairment charge of $0.7 million.
•
In fiscal 2008 the Company recorded a net charge of approximately $0.5 million to reserve against the collection of amounts incorrectly billed by subcontractors in our technical staffing business for years 2005 and 2006.

•
In fiscal 2008, the Company reflected increases in operating expenses primarily driven by an increase of $4.4 million in personnel-related costs, and related selling, general and administrative expenses, to support our product and service businesses and investments to improve customer, vendor and back office support functions.

Income (Loss) from Operations:  Loss from operations decreased $100.6 million, to a loss of $10.0 million in fiscal 2008 from a loss of $110.6 million in fiscal 2007. The decrease in loss from operations is the result of the increase in gross profit and decrease in operating expenses, as described above.

Other income (expense): Net other expense was $1.0 million in fiscal 2008 compared to $0.2 million during fiscal 2007. This increase in net other expense is primarily the result of a $0.7 million decrease in interest income due to reduced interest earned on cash balances in fiscal 2008,  decrease in interest income on tax refunds and fiscal 2008 foreign currency exchange losses of $0.2 million with no such losses in fiscal 2007. The foreign currency exchange losses resulted from fluctuations of the Canadian dollar compared to the U.S. dollar arising between the incurrence of expense and payment of liability for foreign-denominated payables by the Company’s Canadian subsidiary.  In addition the Company had amounts outstanding under its credit facility due to the timing of payments of accounts payables and payroll and collections of receivables

Income Taxes:  Income tax expense was $2.1 million in fiscal 2008, compared to $1.4 million for fiscal 2007.  This fluctuation was principally related to permanent differences associated with goodwill impairment charges during fiscal 2007, and $6.6 million and $15.0 million increases in the non-cash tax valuation reserves in fiscal 2008 and fiscal 2007, respectively, due to the uncertainty of future utilization of the deferred tax assets.

Net Income (Loss):  Net loss was $13.2 million in fiscal 2008, compared to $112.2 million in fiscal 2007.  The decrease in net loss is a result of the factors described above.

Non-GAAP Measures

This press release includes a quote that Pomeroy was operationally profitable in 4Q08 before the effect of non-recurring charges.  Operational profitability was based upon the exclusion of the following 4Q08 charges:
•	$6.3 million for an operating lease on an aircraft whose business use is discontinued
•	$2.5 million for costs associated with the indefinite suspension of an ERP project
•	$1.7 million in payroll tax liabilities
•	$0.7 million in impairment of intangible assets
•	$0.3 million in sales taxes
•	$2.1 million in income tax expense resulting from an increase in the valuation allowance in excess of the increase in deferred tax assets.
We believe that these non-recurring charges are extraordinary and that their exclusion enables more meaningful comparisons of our operating performance trends to both management and investors.

CONFERENCE CALL

To participate in a conference call and questions and answer session with senior management regarding the fourth quarter and full year fiscal 2008 results, call 1-888-260-6133, using conference identification number 89939139 at 4:30 p.m. (ET) on Tuesday, March 17, 2009. For your convenience, a replay will be available shortly after the call by dialing 1-800-642-1687 and referencing the conference identification number above.

ABOUT POMEROY IT SOLUTIONS, INC.

Pomeroy IT Solutions, Inc. is a leading provider of IT infrastructure solutions focused on enterprise, network and end-user technologies. Leveraging its core competencies in IT Outsourcing and Professional Services, Pomeroy delivers consulting, deployment, operational, staffing and product sourcing solutions through the disciplines of Six-Sigma, program and project management, and industry best practices. Pomeroy's consultative approach and adaptive methodology enables Fortune 2000 corporations, government entities, and mid-market clients to realize their business goals and objectives by leveraging information technology to simplify complexities, increase productivity, reduce costs, and improve profitability. For more information, go to www.pomeroy.com.

FORWARD-LOOKING STATEMENTS

Certain of the statements in the preceding paragraphs regarding financial results constitute forward-looking statements.  These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our markets' actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements, expressed or implied by such forward-looking statements.  These risks, and other factors you should specifically consider, include but are not limited to:  continued adverse and uncertain U.S. and global economic conditions; changes in customer demands or industry standards; existing market and competitive conditions, including the overall demand for IT products and services; changes in pricing pressures on products; the nature and volume of products and services anticipated to be delivered; the mix of the products and services businesses; the type of services delivered; the ability to fully utilize personnel and increase the use of higher-margin service employees; the ability to successfully attract and retain customers, sell additional products and services to existing customers; the ability to timely bill and collect receivables; the ability to maintain effective internal control over the Company’s financial reporting systems; the ability to avoid non-profitable service contracts; the ability to maintain a broad customer base to avoid dependence on any single customer; the need to successfully attract and retain outside consulting services; new acquisitions by the Company; terms of vendor agreements and certification programs and the assumptions regarding the ability to perform there under; the ability to implement the Company's best practices strategies; the ability to manage costs and expenses; the ability to manage risks associated with customer projects; loss of key personnel; litigation; and the ability to attract and retain technical and other highly skilled personnel.  In some cases, you can identify forward-looking statements by such terminology as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue", "projects", "intends", "prospects", "priorities", or negative of such terms or other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS

(in thousands)	January 5,	January 5,
	2009	2008
ASSETS

Current Assets:
Cash and cash equivalents	$30,787	$13,282
Certificates of deposit	1,142	1,113

Accounts receivable:
Trade, less allowance of $3,233 and $3,522, respectively	89,654	140,167
Vendor, less allowance of $293 and $562, respectively	1,299	11,352
Net investment in leases	74	756
Other	622	1,288
Total receivables	91,649	153,563

Inventories	7,890	15,811
Other	3,861	10,196
Total current assets	135,329	193,965

Equipment and leasehold improvements:
Furniture, fixtures and equipment	14,040	15,180
Leasehold Improvements	5,055	7,262
Total	19,095	22,442

Less accumulated depreciation	12,748	12,645
Net equipment and leasehold improvements	6,347	9,797

Intangible assets, net	752	2,017
Other assets	559	805
Total assets	$142,987	$206,584

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS

(in thousands)	January 5,	January 5,
	2009	2008
LIABILITIES AND EQUITY

Current Liabilities:
Floor plan financing	$11,709	$25,949
Accounts payable - trade	30,774	57,395
Deferred revenue	1,557	1,949
Employee compensation and benefits	7,081	10,248
Accrued facility closing cost and severance	1,149	1,678
Other current liabilities	18,839	15,542
Total current liabilities	71,109	112,761

Accrued facility closing cost and severance, net of current portion	-	1,056

Equity:
Preferred stock, $.01 par value; authorized 2,000 shares,
(no shares issued or outstanding)	-	-
Common stock, $.01 par value; authorized 20,000 shares,
(13,693 and 13,513 shares issued, respectively)	142	140
Paid in capital	93,858	91,399
Accumulated other comprehensive income	13	20
Retained earnings	1,044	14,200
	95,057	105,759

Less treasury stock, at cost (4,340 and 1,323 shares, respectively)	23,179	12,992
Total equity	71,878	92,767
Total liabilities and equity	$142,987	$206,584

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

(in thousands, except per share data)	Three Months Ended
	January 5,	January 5,
	2009	2008

Net revenues:
Product	$78,447	$106,300
Service	42,014	55,961
Total net revenues	120,461	162,261

Cost of revenues:
Product	70,284	98,346
Service	33,935	52,909
Total cost of revenues	104,219	151,255

Gross profit	16,242	11,006

Operating expenses:
Selling, general and administrative	24,546	18,942
Depreciation and amortization	821	1,051
Intangible impairment	711	-
Total operating expenses	26,078	19,993

Loss from operations	(9,836)	(8,987)

Other income (expense)
Interest income	57	208
Interest expense	(192)	(263)
Other expense	(166)	-
Other income (expense), net	(301)	(55)

Loss before income tax	(10,137)	(9,042)
Income tax expense	2,125	12,369
Net loss	$(12,262)	$(21,411)

Weighted average shares outstanding:
Basic	10,679	12,310
Diluted (1)	10,679	12,310

Earnings (loss) per common share:
Basic	$(1.15)	$(1.74)
Diluted (1)	$(1.15)	$(1.74)

(1) Dilutive loss per common share for the 3 months ended January 5, 2009 and 2008 would have been anti-dilutive if the number of weighted average shares outstanding were adjusted to reflect the dilutive effect of outstanding stock options and unearned restricted shares.

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in thousands, except per share data)	Fiscal Years Ended
	January 5,	January 5,
	2009	2008

Net revenues:
Product	$340,003	$386,605
Service	225,827	200,302
Total net revenues	565,830	586,907

Cost of revenues:
Product	305,442	352,356
Service	190,630	175,903
Total cost of revenues	496,072	528,259

Gross profit	69,758	58,648

Operating expenses:
Selling, general and administrative	74,995	66,280
Depreciation and amortization	4,086	4,687
Intangible impairment	711	98,314
Total operating expenses	79,792	169,281

Loss from operations	(10,034)	(110,633)

Other income (expense)
Interest income	231	908
Interest expense	(1,062)	(1,091)
Other expense	(166)	-
Other income (expense), net	(997)	(183)

Loss before income tax	(11,031)	(110,816)
Income tax expense	2,125	1,417
Net loss	$(13,156)	$(112,233)

Weighted average shares outstanding:
Basic	11,680	12,331
Diluted (1)	11,680	12,331

Earnings (loss) per common share:
Basic	$(1.13)	$(9.10)
Diluted (1)	$(1.13)	$(9.10)

(1) Dilutive loss per common share for the fiscal years ended January 5, 2009 and 2008 would have been anti-dilutive if the number of weighted average shares outstanding were adjusted to reflect the dilutive effect of outstanding stock options and unearned restricted shares.

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)
	Fiscal years ended January 5,
	2009	2008
Cash Flows from Operating Activities:
Net income (loss)	$(13,156)	$(112,233)
Adjustments to reconcile net income (loss) to
net cash flows from (used in) operating activities:
Depreciation and amortization	4,180	5,018
Stock option, restricted stock compensation and employee
purchase plan expense	2,147	988
Goodwill and intangible asset impairment	711	98,314
Provision for doubtful accounts	1,150	3,528
Amortization of unearned income	(6)	(34)
Deferred income taxes	2,013	1,256
Loss on disposal of fixed assets	-	128
Impairment related to abandonment of software	2,506	1,825
Changes in working capital accounts:
Accounts receivable	60,083	(7,647)
Inventories	7,921	463
Other current assets	4,323	1,269
Net investment in leases	688	908
Accounts payable trade	(26,621)	(735)
Deferred revenue	(391)	(655)
Other, net	(1,205)	2,548
Net operating activities	44,343	(5,059)
Cash Flows used in Investing Activities:
Capital expenditures	(2,716)	(3,572)
Proceeds from sale of fixed assets	-	2
Purchases of certificate of deposits	-	(2,201)
Net investing activities	(2,716)	(3,607)
Cash Flows from (used in) Financing Activities:
Net increase (reduction) in floor plan financing	(14,240)	9,353
Net payments of short-term borrowings	-	-
Proceeds from exercise of stock options	-	96
Excess tax benefit related to exercise of stock options	-	13
Purchase of treasury stock	(10,187)	(1,395)
Proceeds from issuance of common shares for employee stock purchase plan	313	313
Net financing activities	(24,114)	8,380
Effect of exchange rate changes on cash and cash equivalents	(8)	6
(Decrease) increase in cash and cash equivalents	17,505	(280)
Cash and cash equivalents:
Beginning of year	13,282	13,562
End of year	$30,787	$13,282